Exhibit 11

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                    TESORO PETROLEUM CORPORATION AND SUBSIDIARIES
                       INFORMATION SUPPORTING EARNINGS (LOSS)
                               PER SHARE COMPUTATIONS
                                     (Unaudited)
                      (In thousands, except per share amounts)

                                                    Three Months Ended    Nine Months Ended
                                                        September 30,        September 30,
                                                       1994      1993       1994      1993
PRIMARY EARNINGS (LOSS) PER SHARE
 COMPUTATION:
 Earnings (loss) before extraordinary item        $ ( 3,263)    1,760      5,169       339
 Extraordinary loss on extinguishment of debt          -         -       ( 4,752)     -
                                                    --------  --------   --------  --------
 Net earnings (loss) . . . . . . . . . . .          ( 3,263)    1,760        417       339
 Less dividend requirements on preferred stock         -        2,302      2,680     6,906
                                                    --------  --------   --------  --------
   Net loss applicable to common stock . .        $ ( 3,263)  (   542)   ( 2,263)  ( 6,567)
                                                    ========  ========   ========  ========

 Average outstanding common shares . . . .           24,381    14,070     21,933    14,070
 Average outstanding common equivalent shares           630      -           651      -
                                                    --------  --------   --------  --------
   Average outstanding common and common
    equivalent shares. . . . . . . . . . .           25,011    14,070     22,584    14,070
                                                    ========  ========   ========  ========

 Primary Earnings (Loss) Per Share:
   Earnings (loss) before extraordinary item      $ (   .13) (    .04)       .11  (    .47)
   Extraordinary loss on extinguishment of debt        -         -      (    .21)    -
                                                    --------  --------   --------  --------
    Net loss . . . . . . . . . . . . . . .        $ (   .13) (    .04)  (    .10) (    .47)
                                                    ========  ========   ========  ========

FULLY DILUTED EARNINGS (LOSS) PER SHARE
 COMPUTATION:
 Net loss applicable to common stock . . .        $ ( 3,263) (    542)  (  2,263)  ( 6,567)
 Add dividend requirements on preferred stock          -        2,302      2,680     6,906
                                                    --------  --------   --------  --------
   Net earnings (loss) applicable to common
    stock - fully diluted. . . . . . . . .        $ ( 3,263)    1,760        417       339
                                                    ========  ========   ========  ========

 Average outstanding common and common
   equivalent shares . . . . . . . . . . .           25,011    14,070     22,584    14,070
 Shares issuable on conversion of preferred shares     -        4,775      1,973     4,775
                                                    --------  --------   --------  --------
   Fully diluted shares. . . . . . . . . .           25,011    18,845     24,557    18,845
                                                    ========  ========   ========  ========

 Fully Diluted Loss Per Share - Anti-dilutive<F6> $ (   .13) (    .04)   (   .10) (    .47)
                                                    ========  ========   ========  ========

<F6>This  calculation  is  submitted in accordance with paragraph 601 (b)(11) of
 Regulation S-K although it is not required by APB Opinion No. 15 because it produces an anti-dilutive result.
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